Exhibit 10.8

SH (J) No. 2018072001

Loan Agreement

Party A (Lender): Pan Dangyu

Address: **

ID Card Number:**

Party B (Borrower): Shenzhen Highpower Technology Co., Ltd.

Registered Address: Building 1, No. 68, Xinxia Avenue, Pinghu Sub-district, Longgang District, Shenzhen

Legal Representative: Pan Dangyu

This Loan Agreement is voluntarily made and entered into by and between the Lender and Borrower with the aim to clarify the responsibilities of both Parties hereto in compliance with the principle of good faith through unanimously agreement for mutual compliance.

I. Loan amount (in words): RMB Sixty Million only (RMB 60,000,000).

II. Purpose: to supplement the operating cash flow of the Borrower.

III. The interest rate: 5.65% (the interest shall be floated upward by 30% based on 4.35% benchmark interest rate of the same period released by the People's Bank of China)

IV. Loan period: the borrowing period starts on July 20, 2018 and ends on March 20, 2019.

V. Date and method of repayment: the money hereof shall be repaid together with the interest at lump sum upon maturity.

VI. Liability for Breach of Contract:

Party B shall be obliged to repay the Loan hereof in accordance with the time stipulated in the Contract. In the event that Party B fails to repay the Loan hereof as scheduled, Party A shall be entitled to recover the Loan within a time limit, and charge overdue interest in accordance with the bank interest rate for the same period as agreed upon hereof.

VII. Dispute resolution: any dispute arising out and in connection with the performance of this Contract shall be settled by both Parties hereto through negotiations. If negotiation fails, such dispute may be referred to the people's court in the place where Party B is located.

VIII. Other Provisions:

1. If Party A pays the Loan hereof by installments, the total amount shall not exceed RMB 60,000,000. The interest hereof shall be calculated from the date on which the money is actually received by Party B.

2. Pursuant to the relevant laws and regulations, the taxes payable by both Parties hereto shall be borne by each party, respectively. However, the relevant taxes payable by Party A shall be paid by Party B in advance on its behalf and be deducted from the interest payable upon Party B's repayment.

3. Agreement on early repayment: during the loan period, Party B shall have the right to prepay the Loan hereof. If Party B wishes to prepay the Loan hereof, it shall notify Party A three (3) days in advance, and pay the principal and the interest of the corresponding period (from the loan date to the actual repayment date) into Party A's account.

4. This Loan shall become effective after being signed by both Parties hereto and automatically become invalid after the payment of the principal and interest hereof in full.

This Contract is made in duplicate. The Borrower and the Lender shall hold one copy, respectively. The text of the Contract has the same legal effect.

Party A (Lender):	Party B (Borrower): Shenzhen Highpower Technology Co., Ltd. (seal)
(Signature): Pan Dangyu (signature and fingerprint)	(Signature):	Pan Dangyu (signature) Shengbin Pan (signature)
July 20, 2018	July 20, 2018